EXHIBIT G

FORM OF
SUBADVISORY AGREEMENT

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
(on behalf of Franklin Global Real Estate Securities Fund)

     THIS SUBADVISORY AGREEMENT made as of the ___________, 2007 by and between FRANKLIN TEMPLETON INSTITUTIONAL, LLC, a Delaware limited liability company (hereinafter called (“FT Institutional”), and FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (hereinafter called “Franklin Advisers”).

W I T N E S S E T H

     WHEREAS, FT Institutional and Franklin Advisers are each registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

      WHEREAS, FT Institutional has been retained to render investment advisory services to Franklin Global Real Estate Securities Fund (the “Fund”), a series of Franklin Templeton Variable Insurance Products Trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

      WHEREAS, FT Institutional desires to retain Franklin Advisers to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and Franklin Advisers is interested in furnishing said services.

     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. FT Institutional hereby retains Franklin Advisers and Franklin Advisers hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

          (a) Subject to the overall policies, control, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FT Institutional, Franklin Advisers will provide a continuous investment program for the Fund, including allocation of the Fund’s assets among the various securities markets of the world and, investment research and advice with respect to securities and investments and cash equivalents in the Fund. So long as the Board and FT Institutional determine, on no less frequently than an annual basis, to grant the necessary delegated authority to Franklin Advisers, and subject to paragraph (b) below, Franklin Advisers will determine what securities and other investments will be purchased, retained or sold by the Fund, and will place all purchase and sale orders on behalf of the Fund except that orders regarding U.S. domiciled securities and money market instruments may also be placed on behalf of the Fund by FT Institutional.

          (b) In performing these services, Franklin Advisers shall adhere to the Fund’s investment objectives, policies and restrictions as contained in its Prospectus and Statement of Additional Information, and in the Trust’s Declaration of Trust, and to the investment guidelines most recently established by FT Institutional and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

          (c) Unless otherwise instructed by FT Institutional or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FT Institutional or by the Board, Franklin Advisers shall report daily all transactions effected by Franklin Advisers on behalf of the Fund to FT Institutional and to other entities as reasonably directed by FT Institutional or the Board.

          (d) Franklin Advisers shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Franklin Advisers shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

          (e) In carrying out its duties hereunder, Franklin Advisers shall comply with all reasonable instructions of the Fund or FT Institutional in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to Franklin Advisers.

     2. In performing the services described above, Franklin Advisers shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, Franklin Advisers may, to the extent authorized by law and in accordance with the terms of the Fund’s Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, Franklin Advisers shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

     3.   (a) Franklin Advisers shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FT Institutional or the Fund in any way, or in any way be deemed an agent for FT Institutional or the Fund.

          (b) It is understood that the services provided by Franklin Advisers are not to be deemed exclusive. FT Institutional acknowledges that Franklin Advisers may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act, (“Clients”) which may invest in the same type of securities as the Fund. FT Institutional agrees that Franklin Advisers may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

     4. Franklin Advisers agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

     5. FT Institutional has furnished or will furnish to Franklin Advisers as soon as available copies properly certified or authenticated of each of the following documents:

          (a) the Trust’s Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts on April 26, 1988, and any other organizational documents and all amendments thereto or restatements thereof;

          (b) resolutions of the Trust’s Board of Trustees authorizing the appointment of Franklin Advisers and approving this Agreement;

          (c) the Trust’s original Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto;

          (d) the Trust’s current Registration Statement on Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund;

          (e) the Fund’s most recent Prospectus and Statement of Additional Information; and

          (f) the Investment Advisory Agreement between the Fund and FT Institutional.

FT Institutional will furnish Franklin Advisers with copies of all amendments of or supplements to the foregoing documents.

     6. Franklin Advisers will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Franklin Advisers may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     7.   (a) FT Institutional shall pay a monthly fee in cash to Franklin Advisers of 50% of the fees FT Institutional receives for providing investment management services to the Fund, which fee shall be payable on the first business day of each month in each year as compensation for the services rendered and obligations assumed by Franklin Advisers during the preceding month. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by FT Institutional relating to the previous month.

          (b) FT Institutional and Franklin Advisers shall share equally in any voluntary reduction or waiver by FT Institutional of the management fee due FT Institutional under the Investment Advisory Agreement between FT Institutional and the Fund.

          (c) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

     8. Nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

     9.   (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of Franklin Advisers, neither Franklin Advisers nor any of its directors, officers, employees or affiliates shall be subject to liability to FT Institutional or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

          (b) Notwithstanding paragraph 9(a), to the extent that FT Institutional is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a “liability”), for any acts undertaken by Franklin Advisers pursuant to authority delegated as described in Paragraph 1(a), Franklin Advisers shall indemnify and save FT Institutional and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

          (c) No provision of this Agreement shall be construed to protect any director or officer of FT Institutional or Franklin Advisers, from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

     10. During the term of this Agreement, Franklin Advisers will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FT Institutional will be responsible for all of their respective expenses and liabilities.

     11. This Agreement shall be effective as of the date given above, and shall continue in effect for two years. It is renewable annually thereafter for successive periods not to exceed one year each (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

     12. This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to FT Institutional and Franklin Advisers, and by FT Institutional or Franklin Advisers upon sixty (60) days’ written notice to the other party.

     13. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Advisory Agreement between FT Institutional and the Fund.

     14. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Franklin Advisers hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. Franklin Advisers further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

     15. This Agreement may not be materially amended, transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund and may not be amended without the written consent of FT Institutional and Franklin Advisers.

     16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

     17. The terms “majority of the outstanding voting securities” of the Fund and “interested persons” shall have the meanings as set forth in the 1940 Act.

     18. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

     19. Franklin Advisers acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. Franklin Advisers agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that Franklin Advisers shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN TEMPLETON INSTITUTIONAL, LLC.

By:   __________________________

Title: __________________________

FRANKLIN ADVISERS, INC.

By:   __________________________

Title: __________________________

Franklin Global Real Estate Securities Fund hereby acknowledges and agrees to the provisions of paragraphs 9(a) and 10 of this Agreement.

Franklin Templeton Variable Insurance Products Trust
on behalf of Franklin Global Real Estate Securities Fund

By:   __________________________
          Karen L. Skidmore
Title: Vice President & Secretary